1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	GROWTH OPPORTUNITIES DRIVE ANOTHER EXPANSION AT MGPI'S KANSAS CITY FACILITY

        ATCHISON, Kan., December 8, 2003—The Board of Directors of MGP Ingredients, Inc. (MGPI/Nasdaq) has approved plans for a $1.7 million expansion at the company’s facility in Kansas City, Kan. This project is in addition to a $3.8 million expansion that was launched at the facility last March and which is slated for completion in early 2004.

         “As with the current expansion work, this new project is being initiated to enable us to meet additional growth opportunities by increasing our output capabilities for our Wheatex® line of textured wheat proteins, as well as our Polytritricum™ line of wheat protein- and starch-based resins,” said Ladd Seaberg, president and chief executive officer. He explained that the project will involve the installation of new equipment to increase production capacity and improve packaging capabilities at the plant which MGPI acquired in February, 2001.

        The company’s Wheatex® ingredients are sold principally for use in meat replacement and meat extension applications. Produced in multiple sizes and shapes ranging from small, crumb-like particles to shredded pieces and large flakes, Wheatex® can also be used in the production of protein-enhanced snack foods and other grain-based products. The Polytriticum™ resins, which are produced in a separate section of the facility, are used in the manufacture of pet chews and environmentally-friendly products, such as naturally degradable plastic-like golf tees, eating utensils and similar items.

         “As new opportunities to serve the needs of our customers materialize, the Kansas City facility is proving to be an increasingly valuable asset to the company” said Mike Trautschold, executive vice president of marketing and sales. “It complements both our Atchison, Kansas and Pekin, Illinois operations, strengthening our ability to develop and grow our specialty ingredients,” he added.

        MGPI is an innovative producer of ingredients and alcohol products derived from grain. In addition to its Wheatex® and Polytriticum™ lines, the company produces an array of specialty proteins and starches for bakery and prepared food applications, as well as for use in personal care products.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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